Exhibit 99.2

(Dollar amounts in millions)	OSB	Siding	EWP	Other	Corporate	Total
Quarter Ended March 31, 2009

Sales	$72.3	$73.8	$30.0	$28.5	$—	$204.6

Depreciation and amortization	7.2	4.7	3.0	3.2	1.0	19.1
Cost of sales and selling and administrative	86.8	67.0	36.0	23.8	18.1	231.7
(Gain) loss on sale or impairment of long lived assets	—	—	—	—	0.1	0.1
Other operating credits and charges, net	—	—	—	—	(3.8)	(3.8)

Total operating costs	94.0	71.7	39.0	27.0	15.4	247.1

Income (loss) from operations	(21.7)	2.1	(9.0)	1.5	(15.4)	(42.5)

Total non-operating income (expense)					(4.3)	(4.3)

Income (loss) before income taxes and equity in earnings of unconsolidated affiliates	(21.7)	2.1	(9.0)	1.5	(19.7)	(46.8)
Provision (benefit) for income taxes					(19.2)	(19.2)
Equity in (income) loss of unconsolidated affiliates	2.5		0.2	(0.1)		2.6

Income (loss) from continuing operations	$(24.2)	$2.1	$(9.2)	$1.6	$(0.5)	$(30.2)

Reconciliation of net loss from continuing operations to EBITDA
Income (loss) from continuing operations	$(24.2)	$2.1	$(9.2)	$1.6	$(0.5)	$(30.2)
Income tax expense	—	—	—	—	(19.2)	(19.2)
Interest expense, net of capitalized interest	—	—	—	—	11.8	11.8
Depreciation and amortization	7.2	4.7	3.0	3.2	1.0	19.1

EBITDA	$(17.0)	$6.8	$(6.2)	$4.8	$(6.9)	$(18.5)

Quarter Ended March 31, 2008

Sales	$159.0	$107.1	$60.5	$22.8	$—	$349.4

Depreciation and amortization	14.1	5.8	3.9	1.4	1.4	26.6
Cost of sales and selling and administrative	201.7	101.0	64.4	23.0	22.8	412.9
(Gain) loss on sale or impairment of long lived assets					(0.4)	(0.4)
Other operating credits and charges, net					(4.0)	(4.0)

Total operating costs	215.8	106.8	68.3	24.4	19.8	435.1

Loss from operations	(56.8)	0.3	(7.8)	(1.6)	(19.8)	(85.7)

Total non-operating income (expense)					10.2	10.2

Income (loss) before income taxes and equity in earnings of unconsolidated affiliates	(56.8)	0.3	(7.8)	(1.6)	(9.6)	(75.5)
Provision (benefit) for income taxes					(35.9)	(35.9)
Equity in (income) loss of unconsolidated affiliates	5.3		0.3	0.7		6.3

Income (loss) from continuing operations	$(62.1)	$0.3	$(8.1)	$(2.3)	$26.3	$(45.9)

Reconciliation of net loss to EBITDA
Income (loss) from continuing operations	$(62.1)	$0.3	$(8.1)	$(2.3)	$26.3	$(45.9)
Income tax expense					(35.9)	(35.9)
Interest expense, net of capitalized interest					11.2	11.2
Depreciation and amortization	14.1	5.8	3.9	1.4	1.4	26.6

EBITDA	$(48.0)	$6.1	$(4.2)	$(0.9)	$3.0	$(44.0)